EXHIBIT 2

        CERTIFICATE OF AMENDMENT
        TO ARTICLES OF INCORPORATION


        The undersigned, being the President and Assistant Secretary of Etec Systems, Inc., certify that the following amendment to the Eighth Amended and Restated Articles of Incorporation of Etec Systems, Inc., was approved by a vote of the stockholders of Etec Systems, Inc. on December 2, 1997, representing a majority of the shares entitled to vote thereon, in accordance with Sections 78.385, 78.390 and
78.403 General Corporation Law of the State of Nevada, being

                (i) voting together as one class, 19,225,636 shares of the total of 21,875,934 shares of Common
Stock outstanding and entitled to vote.

        The amendment, as approved, amends and restates the first paragraph of Article Fourth of the Eighth Amended and Restated Articles of Incorporation to read as follows:

                "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is seventy million (70,000,000) shares. Of said shares, sixty million (60,000,000) shares shall be common stock ("Common Stock") with a par value of $0.01 per share and ten million (10,000,000) shares shall be preferred stock ("Preferred Stock") with a par value of $0.01 per share."

                IN WITNESS WHEREOF, the undersigned have executed this certificate this 22nd day of December, 1997.



                                              /s/ Stephen E. Cooper
                                               Stephen E. Cooper
                                               President


                                             /s/ Saul E. Arnold
                                               Saul E. Arnold
                                               Assistant Secretary